Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Vice President – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

PUBLISHED FINDINGS IN HUMAN GENE THERAPY METHODS JOURNAL

DEMONSTRATE CARDIUM’S NEW CATHETER-BASED METHOD SIGNIFICANTLY

BOOSTS GENE DELIVERY TO THE HEART

SAN DIEGO, CA – July 26, 2012 – Cardium Therapeutics (NYSE MKT: CXM) today announced the publication of preclinical findings demonstrating that cardiac ischemia plays an important role in adenovector gene delivery (transfection) in mammalian hearts. The new findings were published in the peer-reviewed journal Human Gene Therapy Methods in an article entitled “Ischemia-Reperfusion Increases Transfection Efficiency of Intracoronary Adenovirus type 5 in Pig Heart in Situ,” which is available online at http://online.liebertpub.com/doi/full/10.1089/hgtb.2012.048.

The published findings demonstrate that Cardium’s innovative technique employing transient cardiac ischemia can be used to dramatically enhance gene delivery and transfection efficiency after one-time intracoronary administration of adenovector in mammalian hearts. Two consecutive but brief periods of coronary artery occlusion combined with co-administration of nitroglycerin increased both adenovector presence (measured by PCR) and transgene expression (assessed by luciferase activity) by over two orders of magnitude (>100 fold) in the heart, as compared to prior intracoronary artery delivery methods.

“The clinical success of DNA-based therapies can be enhanced by employing optimized gene delivery methods,” stated Dr. Gabor M. Rubanyi, Cardium’s Chief Scientific Officer and co-author of the published paper. “In addition, data analysis from the AGENT 1 through 4 clinical studies, involving more than 650 patients in Phase 1/2 through Phase 2/3, showed that patients with more severe forms of coronary artery disease – which is associated with increased ischemia – tended to be more responsive to the one-time administration of Generx than patients with less severe disease. The research results published in Human Gene Therapy Methods extend those findings and demonstrate that Cardium’s new technique for adenovector gene delivery in the heart can be used to dramatically boost adenovector delivery. By enhancing uptake even in patients with less severe forms of disease and ischemia, it would be expected to reduce response variability and allow for the potential treatment of patients with a broader range of associated coronary artery disease. The new treatment protocols for Cardium’s recently-initiated ASPIRE clinical study have been developed to use our knowledge about induced transient ischemia techniques to leverage these research findings and enhance the non-surgical, catheter-based delivery of Generx to the heart,” stated Dr. Rubanyi.

Cardium’s new method of adenovector delivery to the heart takes advantage of the fact that transient ischemia may reduce the permeability barrier of the vascular endothelium and may increase the number of available coxsackie-adenovirus receptors mediating adenovector uptake. Balloon angioplasty catheters have been used for many years to dilate blocked coronary arteries, sometimes with use of a stent, and these catheters have also been used safely by cardiologists in patients with coronary artery disease to study the effects of brief ischemia. Cardium’s new technique inflates the balloon in non-narrowed coronary artery areas, just enough to briefly interrupt flow using inflation pressure that is significantly less than that used for performing routine angioplasty procedures.

Cardium’s recently initiated Russian-based ASPIRE Phase 3 registration study of patients with chronic myocardial ischemia and advanced angina pectoris uses transient ischemia techniques during non-surgical percutaneous catheterization with a standard angioplasty catheter together with the intracoronary infusion of nitroglycerin with the Generx® [Ad5FGF-4] product candidate. The Company’s Generx product candidate is intended to stimulate the growth of collateral blood vessels to effectively bypass coronary artery atherosclerotic blockages without surgical procedures or angioplasty and stents.

The studies published in Human Gene Therapy Methods were conducted at Emory University School of Medicine by Jakob Vinten-Johansen, Ph.D. and colleagues, and were co-sponsored by a Small Business Innovation Research grant from the National Institutes of Health (Cardium Therapeutics) and the Carlyle Fraser Heart Center (Emory). A presentation titled: “New Perspectives for Angiogenic Gene Therapy to Treat Myocardial Ischemia in Patients with Coronary Disease” was presented at the 2012 American Society of Gene & Cell Therapy Meeting in May 2012 and is available for viewing at http://www.cardiumthx.com/pdf/Generx-ASGCT-May-2012-Rubanyi.pdf. At the conference, Cardium also presented a late-breaking poster titled “Transient Ischemia is Necessary for Efficient Adenovector Gene Transfer in the Heart.” The poster presentation can be viewed at http://www.cardiumthx.com/pdf/Generx-ASGCT-Poster-Presentation-May-2012.pdf.

About Generx and the ASPIRE Study

Generx (Ad5FGF-4) is a disease-modifying regenerative medicine biologic that is being developed to offer a one-time, non-surgical option for the treatment of myocardial ischemia in patients with stable angina due to coronary artery disease, who might otherwise require surgical and mechanical interventions, such as coronary artery by-pass surgery or balloon angioplasty and stents. Similar to surgical/mechanical revascularization approaches, the goal of Cardium’s Generx product candidate is to improve blood flow to the heart muscle – but to do so non-surgically, following a single administration from a standard balloon angioplasty catheter. The video “Cardium Generx Cardio-Chant” provides an overview Generx and can be viewed at http://www.youtube.com/watch?v=pjUndFhJkjM.

In March 2012, Cardium reported on the ASPIRE Phase 3 registration study to evaluate the therapeutic effects of its lead product candidate Generx in patients with myocardial ischemia due to coronary artery disease. The ASPIRE study, a 100-patient, randomized and controlled multi-center study to be conducted at up to eight leading cardiology centers in the Russian Federation, is designed to further evaluate the safety and effectiveness of Cardium’s Generx DNA-based angiogenic product candidate, which has already been tested in clinical studies involving 650 patients at more than one hundred medical centers in the U.S., Europe and elsewhere. The efficacy of Generx will be quantitatively assessed using rest and stress SPECT (Single-Photon Emission Computed Tomography) myocardial imaging to sensitively measure improvements in microvascular cardiac perfusion following a one-time, non-surgical, catheter-based administration of Generx. A recent article, “Cardium’s Heart Disease Gene Therapy Advancing with New Discoveries,” outlining the history of the Generx clinical development program is available at http://sandiegobiotechnology.com/topics/4705/cardiums-heart-disease-gene-therapy-moving-toward-commercialization/.

About Cardium

Cardium is a health sciences and regenerative medicine company focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses with the potential to address significant unmet medical needs that have definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current medical opportunities portfolio, which is focused on health sciences and regenerative medicine, includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium® Health Sciences healthy lifestyle product platform. The Company’s lead commercial product Excellagen® topical gel for wound care management recently received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that enhancements in the uptake of adenovectors can be successfully applied to improve the uptake, applicability or therapeutic effects of Generx in human patients; that Generx can be successfully advanced in clinical studies outside of the U.S.; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that improvements in the formulation or use of Generx will be commercially practicable, or that Generx could be successfully advanced as a therapeutic in developing markets or that the results of studies in such markets could be used to advance or broaden the regulatory or commercialization activities of Generx in the U.S. or other markets; that the ASPIRE clinical study will be successful or will lead to approval of Generx by the Russian Health Authority for marketing and sales in Russia or lead to approvals in other countries of the Commonwealth of Independent States; that additional clinical evidence regarding the safety and effectiveness of Generx that might be obtained in Russia would be useful for optimizing and broadening commercial development pathways in other industrialized countries; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2012 Cardium Therapeutics, Inc. All rights reserved.

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